Exhibit 99.1
Whitney clocks in 125 years of banking
Despite tough times, N.O. bank is poised to capitalize on crisis
Sunday, October 19, 2008
By Andrew Vanacore
Business writer
Louisiana’s largest banking company, Whitney Holding Corp., turns 125 years old this month. And it could hardly have picked a more bewildering or anxiety-prone moment to do it.
Its industry is all but unrecognizable from a year ago. Exotic mortgage-linked securities and derivatives, combined with falling home prices, have brought some of the largest names in the business to their knees. The government, meanwhile, has committed to its largest intervention in the finance industry since the Great Depression.
It’s a far cry from Oct. 26, 1883, when Charles and George Whitney founded the New Orleans bank using proceeds from the sale of their grandfather’s railroad empire. At the time, New Orleans was bustling with preparations for the World Cotton Exposition and a burgeoning maritime industry. But after 125 years, top Whitney executives say the bank is ready for whatever comes and may even see some opportunities in the recent financial turmoil.
Analysts who follow the company agree: A conservative culture that favored a solid balance sheet and eschewed the sort of risky lending that has proliferated at other firms should leave Whitney the breathing room it needs as the crisis continues to unfold, even with its costly exposure to the Florida real estate market.
As they plow ahead, executives at the bank are touting the staid culture as the answer to the current crisis. “What I believe you’re going to see, and what the experts are telling us,” said John C. Hope, Whitney’s president and chief executive officer, “is that the model of bank that we are is going to be the model bank that the marketplace moves to.”
To some extent, that shift is already playing out. Goldman Sachs and Morgan Stanley, two lions of the investment banking world, ran for the cover of commercial bank status last month when it appeared they could be next to fall into bankruptcy or a government-brokered sale.
But that doesn’t mean Whitney, whose public image is closely tied to the antique tower clocks that adorn many of its branches, will be immune to problems. Hard economic times and tight credit will affect even the most conservative banks. For Whitney, that will likely mean putting the brakes on its plans to expand regionally.

-— Regional strategy —
Whitney is still moving ahead in its deal to absorb Parish National, a buy that will give the bank a larger footprint on the north shore. Hope said the deal should close by year’s end.
But “our appetite for an acquisition is certainly less today than it might have been two years ago,” Hope said. “The economics are just not there right now. Before, when a buy was good you could make an acquisition work. Today, with the whole business environment slowing down, it’s hard to make the numbers work.”
Acquisitions have historically been a key part of Whitney’s growth. When it was founded, Whitney was the smallest of 13 banks in town, but it grew swiftly through mergers with several local banks. And in the mid-1980s, the bank began expanding throughout the Gulf South.
For all its conservatism, Whitney’s pattern of expansion launched the institution headfirst into one of the trendiest, profit-driving areas of the economy of the past few years: Florida.
Between 2004 and 2007, as the real estate market in that state took flight, Whitney snapped up four banks there. In its second-quarter disclosure, the company announced a 61 percent drop in earnings compared with the same period a year earlier and attributed much of the bleeding to the nose dive in Florida real estate prices.
This week the bank reported that its third-quarter earnings fell more than 80 percent because of the slowing national economy and problems in the Florida real estate market.
“We are exposed to the housing and mortgage market in Florida, and we understand that,” said R. King Milling, who has served as vice chairman of the bank’s board of directors for three decades. “We thought the decision to go in there was right at the time, as did everyone else, and we think long term it’s right also.”
The picture is somewhat complicated as Whitney waits for the real estate market in Florida to shake out. In one region where the bank acquired branches, the Panhandle, real estate is supported largely by second home purchases. Hope acknowledged the downturn there could last several years. But with real business activity and job creation, home prices in Tampa Bay, another area the bank moved into recently, may recover faster.
“It may be OK to say it’s bottoming,” said Bain Slack, a banking analyst at Keefe, Bruyette and Woods Inc. “How long that process could last is a little bit of an unknown. But Tampa has some industry and some business.”
Hope said that from a big-picture standpoint, Whitney’s regional strategy is working. Having deposits in neighboring states helped prop up the bank during Hurricane Katrina, he said. And the losses in Florida are balanced by a strong economy in Texas.

Above all, analysts say, Whitney’s lifeboat during the credit crunch will be its capital cushion, something many banks have found themselves with far too little of recently.
In a note to clients, Slack posed the question, “Does (Whitney) have the capital to weather write-downs of its Florida exposure? In our opinion, yes.”
The bank’s loans equaled only about 96 percent of its deposits for the second quarter, according to government filings, meaning Whitney hasn’t had to dip into its capital reserves or borrow heavily to finance its operations. Most banks operate somewhere over 100 percent, said Kevin Fitzsimmons, an analyst at Sandler O’Neill & Partners L.P.
“I think the good news for Whitney is its relative liquidity,” he said.
-— Opportunities abound —
Moreover, the crisis at other financial institutions could present opportunities for Whitney. The turmoil in banking has toppled about a dozen banks this year, and the Federal Deposit Insurance Corp. has approached Whitney on five or six occasions to take over a failed institution, Hope said.
So far, Whitney has declined all invitations, avoiding acquisitions that would saddle it with an unfavorable deposit portfolio or take the bank too far afield geographically. But making a deal is not off the table.
“We don’t want to wish bad on anyone,” Hope said. “But there are going to be some banks that are casualties of the current economic environment, and if we can be one of the beneficiaries, we would like to be.”
Another boon for Whitney could come from its own customers. The FDIC recently increased the limit on federally insured deposits from $100,000 to $250,000. Analysts say that could improve Whitney’s already healthy deposit portfolio by allowing customers to keep larger sums at the bank without taking on additional risk.
Admittedly, though, Whitney could do without all the panic. “The fact of the matter is that you can’t look at what’s happening on Wall Street and in Washington and not recognize that there’s tremendous uncertainty,” Milling said.
Hope added: “It’s important that with all the media hype everything we’re hearing and seeing today that we keep things in perspective. People don’t need to be making decisions relative to their personal finances based on the latest headline.
“They need to be thoughtful,” he said. “Which is the same way we’re approaching the current environment.”